Exhibit 99.2
Thank you for your e-mail and response to our press release.
Yesterday I was told that radical elements in the plant might bring on a strike as early as today. And, your notice to strike still stands for Monday. You can appreciate that as a public company, we have an obligation to disclose meaningful information. A decision to strike, coupled with Monday’s deadline, is certainly meaningful.
A strike will increase our already large operating losses at the Trenton facility, and interrupt delivery of freight cars to our only remaining customer at Trenton. These are simply facts. They speak for themselves in the present circumstances.
From the beginning, I have made it clear that the difficulties facing Trenton are very great.
Since last year the Canadian dollar has continued to strengthen against the US Dollar. You are right that there is little any of us can do about that. Trenton has made progress with global sourcing and you are correct that some progress has been made in certain areas improving efficiency. I do commend our workers for making that effort. However, the Province has refused to do anything about our excessive costs of workman’s compensation, despite efforts in the past year to obtain relief from these excessive costs. These easily run more than two times greater than any other facility, and cost millions more than at a comparable facility. We have made progress in improving safety statistics, which may serve to bring those costs down over time. However, the basic problem remains unaddressed, and perhaps cannot be addressed because of industrial history and tradition in the Province. We have not been able to do anything about geography, nor can we meaningfully reduce our transportation disadvantage for this location, which is far away from US markets and sources of materials. Finally, the forest products markets have declined markedly. These are markets which Trenton has relied upon greatly in the past.
The one significant thing that we could have addressed remains undone. Together, we have failed to reach a labor agreement for the facility that can assure its survival. Work rules and productivity, along with entitlements related to the seniority system, remain the elephants in the room. Without improvements in these, it is not possible to reach levels of productivity and efficiency to operate the facility in the present environment. This is quite simply the truth, as it was a few years ago and remains today. Your membership has made its position on these issues quite clear. We accept their decisions not with rancor, but with sadness.
This is not because of a failure of faith, nor lack of good will on either side. I know that your team has tried, and we have tried, to reach some compromise or mutually satisfactory accommodation which would solve the economic dilemma and puzzle in which we are all now entangled. This is merely about choices—choices your membership has made, and we must make, which must unfortunately come not only from our hearts but from sober assessment of economic reality.
Last quarter, we lost millions of dollars at the Trenton facility. We cannot continue to do this. You mention unfairly in your letter the placement and movement of business to Mexico. I know that you must understand, as your membership perhaps does not wish to understand, that the placement of business is not within our control as you have asserted. Just as you can do nothing about the Canadian dollar, we can do nothing to reverse the tide of the global or North American marketplace. The brutal fact is that in order to compete we have had to place more emphasis on the US and Mexico facilities, and that the business that has been placed there would lose money if it were placed in Canada under the present conditions.

I am taking the time to write this letter out of my deep personal respect for you, and for your team. I know you have tried very hard to come to a solution for the puzzle; but, so have we. We respect the choices that have been made by the Trenton workers, even though we do not agree. I ask you to respect and understand the choices we, also, must make.
Thank you again for your hard work and effort on this most difficult challenge, and for your letter. You are a good person, and I admire your courage and fortitude.
Sincerely,
Bill Furman